Exhibit 3.2

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IPC THE HOSPITALIST COMPANY, INC.

ARTICLE I

The name of the Corporation is IPC The Hospitalist Company, Inc.

ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19901. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”), and, in general, to possess and exercise all of the powers and privileges granted by the GCL or by any other law or by this Fourth Amended and Restated Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE IV
A.    The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the directors then in office; provided, however, that the number of directors shall not be less than three.
B.    The Board of Directors shall be divided into three classes with the term of office of the first class (the “Class I Directors”) to expire at the 2008 annual meeting of stockholders, the term of office of the second class (the “Class II Directors”) to expire at the 2009 annual meeting of stockholders and the term of office of the third class (the “Class III Directors”) to expire at the 2010 annual meeting of stockholders. The number of directors in each class may be fixed from time to time by the Board of Directors pursuant to resolution adopted by a majority of the directors then in office; provided, however, that the classes shall be as equal in number as is possible. A director shall hold office until the annual meeting of stockholders of the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the directors then in office, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock (as defined in Article VI) shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.
C.    At all meetings of the Board of Directors, a majority of the directors then in office shall be required to constitute a quorum (“Quorum”) for the transaction of business. The approval of a majority of the entire Board of Directors, at a meeting at which a Quorum is present and acting throughout, shall be required to approve all matters submitted to the Board of Directors; provided, however, that the approval of a majority of the members of any committee of the Board of Directors shall be required to approve all matters submitted to such committee.
D.    Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided in the bylaws.
E.    Notwithstanding any other provisions of this Fourth Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Fourth Amended and Restated Certificate of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of Section D of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.
F.    The affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article IV.

ARTICLE V
Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Board of Directors. Special meetings shall be held at such date and time as may be specified in the notice. The business permitted to be conducted at any special meeting of the stockholders is limited to the purpose or purposes specified in the notice.
ARTICLE VI
The total number of shares of stock which the Corporation shall have authority to issue is Sixty-Five Million (65,000,000) shares, of which Fifty Million (50,000,000) shares, par value $0.001 per share, shall be common stock (the “Common Stock”) and of which Fifteen Million (15,000,000) shares, par value $0.001 per share, shall be preferred stock (the “Preferred Stock”).
A.    The rights, privileges and powers, including the voting powers, of each share of the Common Stock shall be identical, with each share of the Common Stock being entitled to one vote on all matters to come before the stockholders of the Corporation. Subject to any voting rights that may be conferred upon the holders of any series of the Preferred Stock established by the Board of Directors of the Corporation pursuant to authority herein provided, and except as otherwise provided herein or by law, the affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock shall be required for the approval of any matter to come before the stockholders of the Corporation. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the stockholders of the Corporation may not consent in writing, without a meeting, to the taking of any action.
B.    The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared, other than dividends declared with respect to any outstanding Preferred Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.
C.    Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. Subject to any limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any class or series, the Board of Directors may by resolution or resolutions likewise adopted increase or decrease (but not below the number of shares of such series then outstanding) the number of any such class or series subsequent to the issuance of shares of that class or series, and in case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

ARTICLE VII
No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE VIII
A.    The Corporation shall indemnify and advance expenses to each person who serves as an officer or director of the Corporation or a subsidiary of the Corporation and each person who serves or may have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from any liability incurred as a result of such service to the fullest extent permitted by the GCL as it may from time to time be amended, except with respect to an action commenced by such director or officer against the Corporation or by such director or officer as a derivative action by or in the right of the Corporation.
B.    Each person who is or was an employee or agent of the Corporation and each officer or director who commences any action against the Corporation or a derivative action by or in the right of the Corporation may be similarly indemnified and receive an advance of expenses at the discretion of the Board of Directors.
C.    The indemnification and advancement of expenses provided by, or granted pursuant to, the Fourth Amended and Restated Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.
D.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Fourth Amended and Restated Certificate of Incorporation or Delaware law.
E.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Fourth Amended and Restated Certificate of Incorporation shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE IX
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. No amendment to this Fourth Amended and Restated Certificate of Incorporation or repeal of any article of this Fourth Amended and Restated Certificate of Incorporation shall increase the liability or alleged liability or reduce or limit the right to indemnification of any directors, officers, employees or agents of the Corporation for acts or omissions of such person occurring prior to such amendment or repeal.
ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.
ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

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